Exhibit 99.1

PRESS RELEASE—For Release:

September 21, 2004

CONTACT:

Robert J. McCormack

President & Chief Executive Officer

Sun Bancorp, Inc.

570-523-4301

GURGOVITS AND ROSE RESIGN FROM SUN BANCORP, INC. AND SUNBANK BOARDS

Lewisburg, PA—Sun Bancorp, Inc. (NASDAQ: SUBI)—Sun Bancorp, Inc. and, its subsidiary, SunBank today announced that Stephen J. Gurgovits and John W. Rose resigned from the board of directors of each entity.  Mr. Gurgovits and Mr. Rose held the two board positions made available to F.N.B. Corporation when Sun Bancorp, Inc. purchased the Bucktail Bank franchise from F.N.B. in 1997.

“I want to thank Steve and John for their outstanding service as board members.  They brought tremendous knowledge and experience to their board positions, and have provided valuable insights and advice over the years.  It has been a pleasure to serve with Steve and John on the Sun boards,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.

Sun Bancorp, Inc. and Omega Financial Corporation recently announced that shareholders have approved a merger of the two organizations. In addition, all regulatory approvals have been obtained and the merger is expected to be completed as of opening of business, October 1, 2004

With over $1 billion in total assets, Sun Bancorp, Inc. is the leading community bank in central Pennsylvania. Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their financial goals. Sun also operates Mid-Penn Insurance Associates, Sentry Trust Company, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.